Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$139 MILLION FOR THE THIRD QUARTER OF 2020

NEW YORK, November 2, 2020—Loews Corporation (NYSE:L) today reported net income of $139 million, or $0.50 per share, for the three months ended September 30, 2020, compared to net income of $72 million, or $0.24 per share, in the third quarter of 2019. Net loss for the nine months ended September 30, 2020 was $1.33 billion, or $4.70 per share, compared to net income of $715 million, or $2.34 per share, for the nine months ended September 30, 2019.

CNA Financial Corporation drove the quarterly increase in net income. Property & casualty underwriting income before catastrophe losses and prior year development rose, as CNA posted an underlying combined ratio of 92.6%, down from 94.6% in the prior year quarter. CNA also benefited from higher net investment income, more net investment gains, and reduced net reserve charges in its Life & Group business. Offsetting these improvements were increased net catastrophe losses primarily from severe weather-related events.

Loews Hotels & Co posted a quarterly net loss due to the revenue impact of the COVID-19 pandemic, and Boardwalk Pipelines’ net income also declined from last year. Additionally, last year’s third quarter included a net loss from Diamond Offshore Drilling, Inc.

“CNA’s underlying Property & Casualty business is performing extremely well,” said James Tisch, CEO of Loews. “Rates increased 12% in the quarter and new business flow was robust, resulting in strong premium growth. The underlying combined ratios of 92.6% for the third quarter and 93.3% year-to-date are excellent. While weather-related catastrophe losses were high for CNA and the industry this quarter, CNA’s underlying property & casualty franchise is stronger than it has ever been.” Turning to Loews’s other subsidiaries, Mr. Tisch added, “Operationally, both Boardwalk and Altium continued to perform steadily and Loews Hotels, although negatively impacted by the pandemic, is slowly coming back from its lows in May.”

Book value per share decreased to $63.16 at September 30, 2020 from $65.71 at December 31, 2019, driven by the net losses reported for the first nine months of 2020. Book value per share excluding accumulated other comprehensive income (AOCI) decreased to $62.29 at September 30, 2020 from $65.94 at December 31, 2019.

CONSOLIDATED HIGHLIGHTS
	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2020	2019	2020	2019

Income (loss) before net investment gains (losses)	$106	$67	$(299)	$688
Net investment gains (losses):
CNA	33	5	(72)	27
Corporate			(957)
Total net investment gains (losses)	33	5	(1,029)	27
Net income (loss) attributable to Loews Corporation	$139	$72	$(1,328)	$715
Net income (loss) per share	$0.50	$0.24	$(4.70)	$2.34

	September 30, 2020	December 31, 2019

Book value per share	$63.16	$65.71
Book value per share excluding AOCI	62.29	65.94

The economic disruption caused by the COVID-19 pandemic and measures to mitigate the spread of the virus have significantly affected Loews’s results. The full impact of COVID-19 on Loews will depend on the duration of mandated and voluntary containment efforts, related economic policies, and other societal responses to the pandemic.

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

CNA’s property & casualty underwriting income before catastrophe losses and prior year development improved, as premiums increased and the underlying combined ratio improved by two points. However, higher net catastrophe losses, primarily from severe weather-related events, more than offset this improvement. CNA’s earnings benefited from higher net investment income and net investment gains, with limited partnership returns driving the increase in net investment income. Net reserve charges in CNA’s Life & Group business declined to $58 million (after tax and noncontrolling interests) from $112 million (after tax and noncontrolling interests), primarily from CNA recognizing a lower active life reserve premium deficiency during its annual long term care reserve review.

Boardwalk Pipelines’ earnings decreased as net operating revenues declined and expenses increased. Revenue from growth projects recently placed in service and higher storage and parking and lending revenues did not fully offset revenue declines from expiring contracts replaced by contracts at lower overall average rates. Depreciation and property taxes rose primarily due to an increased asset base from growth projects, as well as the expiration of property tax abatements.

Loews Hotels’ results reflect the continuing negative impact of the COVID-19 pandemic. As of September 30, 2020, 21 of 27 properties were operational, with six properties resuming operations during the quarter. All hotels currently operating are experiencing low occupancy, consistent with market conditions, but revenues across the system rose significantly from the second quarter to the third quarter. Loews Hotels has enacted significant measures to adjust the operating cost structure of each hotel and of the management company. For the three months ended September 30, 2020, Loews Hotels recorded a $24 million ($17 million after tax) gain on an asset sale, partially offset by impairment charges of $10 million ($7 million after tax).

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

The net loss for the nine months ended September 30, 2020 was driven by six main factors: (i) an investment loss caused by the write down of the carrying value of our interest in Diamond Offshore as a result of its bankruptcy filing on April 26, 2020; (ii) drilling rig impairment charges at Diamond Offshore; (iii) operating losses at Loews Hotels; (iv) a reduction in CNA’s and the parent company’s net investment income; (v) net investment losses at CNA as compared to net investment gains in 2019; and (vi) lower property and casualty underwriting income at CNA caused mainly by higher catastrophe losses.

CNA’s earnings decreased primarily due to higher net catastrophe losses, lower net investment income, and net investment losses as compared to investment gains in the prior year period. Partially offsetting these declines were lower net reserve charges in CNA’s Life & Group business, primarily from the recognition of a lower active life reserve premium deficiency in the current year period. In 2020, pretax net catastrophe losses of $536 million included $273 million from weather-related events, $195 million related to the COVID-19 pandemic, and $68 million related to civil unrest, as compared to total pretax net catastrophe losses of $128 million in 2019 due primarily to weather-related events. The decline in net investment income was driven by lower returns on limited partnership and common stock investments. The net investment losses were driven by higher impairment losses on fixed maturity securities and the unfavorable change in the fair value of non-redeemable preferred stock.

Boardwalk Pipelines’ earnings decreased primarily due to the reasons set forth above in the three-month discussion.  Prior year net income benefited from proceeds of $19 million (after tax) received in conjunction with a contract cancellation due to a customer bankruptcy.

Loews Hotels’ earnings decreased primarily due to the reasons set forth in the three-month discussion above and benefited from $37 million ($24 million after tax) in gains on the sale of assets mostly offset by impairment charges of $30 million ($22 million after tax).

The parent company investment portfolio posted lower income primarily because limited partnership and equity investments generated losses versus gains in the prior year.

Diamond Offshore’s results for the nine months ended September 30, 2020, as compared with the 2019 period, only reflect operations through the bankruptcy filing of Diamond Offshore on April 26, 2020 and include drilling rig impairment charges of $408 million (after tax and noncontrolling interests) recorded in the first quarter of 2020.

Corporate segment results include the investment loss realized upon the bankruptcy filing by Diamond Offshore.

SHARE REPURCHASES

At September 30, 2020, there were 275.0 million shares of Loews common stock outstanding. For the three and nine months ended September 30, 2020, the Company repurchased 5.4 million and 16.1 million shares of its common stock for an aggregate cost of $195 million and $673 million. From October 1, 2020 to October 30, 2020, the Company repurchased an additional 0.7 million shares of its common stock at an aggregate cost of $23 million. Depending on market conditions, the Company may from time to time purchase its shares and shares of its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 2178207. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206. An online replay will be available on CNA’s website following the call.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2020	2019	2020	2019
Revenues:
CNA Financial (a)	$2,840	$2,686	$7,897	$8,011
Boardwalk Pipelines (b)	289	296	926	969
Loews Hotels & Co (c)	60	156	236	522
Investment income (loss) and other (d) (e)	276	286	(490)	842
Diamond Offshore (f)		251	305	711
Total	$3,465	$3,675	$8,874	$11,055
Income (Loss) Before Income Tax:
CNA Financial (a) (g) (h)	$251	$127	$344	$888
Boardwalk Pipelines (b)	26	39	166	217
Loews Hotels & Co (c)	(62)	5	(192)	42
Corporate: (i)
Investment income (loss), net	23	36	(33)	153
Other (e)	(55)	(45)	(1,363)	(136)
Diamond Offshore (f) (j)		(102)	(934)	(321)
Total	$183	$60	$(2,012)	$843
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (g) (h)	$192	$96	$272	$650
Boardwalk Pipelines (b)	20	29	123	161
Loews Hotels & Co (c)	(47)	3	(144)	28
Corporate: (i)
Investment income (loss), net	18	28	(26)	121
Other (e)	(44)	(36)	(1,077)	(108)
Diamond Offshore (f) (j)		(48)	(476)	(137)
Net income (loss) attributable to Loews Corporation	$139	$72	$(1,328)	$715

(a)
Includes net investment gains of $46 million ($33 million after tax and noncontrolling interests) and $8 million ($5 million after tax and noncontrolling interests) for the three months ended September 30, 2020 and 2019. Includes net investment losses of $101 million ($72 million after tax and noncontrolling interests) and net investment gains of $41 million ($27 million after tax and noncontrolling interests) for the nine months ended September 30, 2020 and 2019.

(b)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the nine months ended September 30, 2019.
(c)
Includes gains on the sale of assets of $24 million ($17 million after tax) and $37 million ($24 million after tax) for the three and nine months ended September 30, 2020 and impairment charges of $10 million ($7 million after tax ) and $30 million ($22 million after tax ) for the three and nine months ended September 30, 2020. The nine months ended September 30, 2019 includes impairment charges of $11 million ($6 million after tax).

(d)	Includes parent company investment income (loss) and the financial results of Altium Packaging.
(e)	Includes a loss of $1.2 billion ($957 million after tax) for the nine months ended September 30, 2020 as a result of Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.
(f)	Includes financial results through April 26, 2020.
(g)
Includes a charge of $74 million ($52 million after tax and noncontrolling interests) and $216 million ($151 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2020 and 2019 related to the recognition of an active life reserve premium deficiency in long term care that was primarily driven by changes in interest rate assumptions.

(h)
Includes net catastrophe losses of $160 million ($112 million after tax and noncontrolling interests) and $32 million ($22 million after tax and noncontrolling interests) for the three months ended September 30, 2020 and 2019, and $536 million ($377 million after tax and noncontrolling interests) and $128 million ($90 million after tax and noncontrolling interests) for the nine months ended September 30, 2020 and 2019.

(i)
The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, other unallocated corporate expenses and the financial results of Altium Packaging as well as the loss resulting from Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.

(j)
Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs for the nine months ended September 30, 2020.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2020	2019	2020	2019
Revenues:
Insurance premiums	$1,953	$1,890	$5,672	$5,517
Net investment income	540	525	1,347	1,733
Investment gains (losses) (a)	46	8	(1,312)	41
Operating revenues and other (b)	926	1,252	3,167	3,764
Total	3,465	3,675	8,874	11,055

Expenses:
Insurance claims and policyholders’ benefits (c) (d)	1,616	1,614	4,683	4,323
Operating expenses and other (b) (e)	1,666	2,001	6,203	5,889
Total	3,282	3,615	10,886	10,212

Income (loss) before income tax	183	60	(2,012)	843
Income tax (expense) benefit	(21)	(21)	284	(183)
Net income (loss)	162	39	(1,728)	660
Amounts attributable to noncontrolling interests	(23)	33	400	55
Net income (loss) attributable to Loews Corporation	$139	$72	$(1,328)	$715

Net income (loss) per share attributable to Loews Corporation	$0.50	$0.24	$(4.70)	$2.34

Weighted average number of shares	279.49	302.35	282.63	305.73

(a)	Includes a loss of $1.2 billion ($957 million after tax) for the nine months ended September 30, 2020 as a result of Diamond Offshore's Chapter 11 bankruptcy filing on April 26, 2020.
(b)	Includes financial results of Diamond Offshore through April 26, 2020.
(c)
Includes a charge of $74 million ($52 million after tax and noncontrolling interests) and $216 million ($151 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2020 and 2019 related to the recognition of an active life reserve premium deficiency in long term care that was primarily driven by changes in interest rate assumptions.

(d)
Includes net catastrophe losses of $160 million ($112 million after tax and noncontrolling interests) and $32 million ($22 million after tax and noncontrolling interests) for the three months ended September 30, 2020 and 2019, and $536 million ($377 million after tax and noncontrolling interests) and $128 million ($90 million after tax and noncontrolling interests) for the nine months ended September 30, 2020 and 2019.

(e)
Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs for the nine months ended September 30, 2020.